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                                                            EXHIBIT 99


                       OIS CEASES MANUFACTURING OPERATIONS

         NORTHVILLE, Mich., Sept. 18-- OIS Optical Imaging Systems, Inc. (Nasdaq: OVON) reports that, effective today, OIS has ceased its manufacturing operations in accordance with a plant shut-down plan approved by its Board of Directors. Approximately 220 OIS employees were informed today that their employment with OIS would cease immediately. A core group of employees required to implement the shut-down will continue to work for a limited period of time.

         As disclosed in its recent quarterly reports, OIS has been exploring a full range of strategic alternatives with the encouragement and cooperation of Guardian Industries Corp., OIS's majority shareholder. In February 1998, OIS retained an investment banking firm and, since that time, has contacted numerous companies in the avionics and electronics industries, among others, in an effort to attract one or more investors with a strategic interest in financing or acquiring OIS's business. In recent months, OIS and Guardian also attempted to interest a group of OIS's key display customers in acquiring control of OIS. However, these customers were not interested in pursuing such an arrangement.

         Following the unsuccessful conclusion of this lengthy and exhaustive strategic investment process, Guardian informed OIS that it would not make any further investments in OIS.

         Although Guardian will not make any additional investments in OIS, OIS anticipates that funds received under its tax sharing agreement with Guardian and through the disposition of its assets will be sufficient to allow OIS to implement the shut-down plan and to pay its debts as they become due. OIS is, and expects to remain, current on its obligations and also expects to pay all of its trade creditors in full.

         The Board of Directors is now considering the dissolution of OIS and the orderly liquidation of its assets. Because of the existing debt and other obligations of OIS, it is not considered likely that OIS shareholders will receive any proceeds of the liquidation.

         Prior to its shut-down, OIS manufactured and sold active matrix liquid crystal displays, primarily to the commercial and military avionics markets. OIS is based in Northville Township, Michigan.





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